SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                MALLINCKRODT INC.
             (Exact name of registrant as specified in its charter)

               New York                                   36-1263901

(State of incorporation or organization)       (IRS Employer Identification No.)

       675 McDonnell Boulevard                               63134
        Saint Louis, Missouri
 (Address of principal executive offices)                 (Zip Code)

If this form relates to the             If this form relates to the
registration of a class of securities   registration of a class of securities
pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
Exchange Act and is effective           Exchange Act and is effective
pursuant to General Instruction         pursuant to General Instruction
A.(c), please check the following       A.(d), please check the following
box.[X]                                 box.[_]

     Securities Act registration statement file number to
     which this form relates:                               -------------------
                                                               (If applicable)

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                       Name of each exchange on which to be
  so registered                              each class is to be registered
-------------------                       ------------------------------------

Stock Purchase Rights                     New York Stock Exchange, Inc.

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)




                           Exhibit Index is on Page 4.


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On August 12, 1998, the Board of Directors (the "Board") of Mallinckrodt Inc., a New York corporation (the "Company") authorized the company to amend its existing Amended and Restated Rights Agreement between the Company and the Rights Agent, dated as of February 19, 1996 (the "Rights Agreement") pursuant to the First Amendment, dated as of August 11, 1998 between the Company and First National Bank of Chicago (the "Rights Agent"). The First Amendment, among other things, implements a Three-Year Independent Director Evaluation Rights Plan (the "TIDE Plan"). All capitalized terms herein shall have the meanings set forth in the Rights Agreement, as amended by the First Amendment.

         Pursuant to the First Amendment and the adoption of the TIDE Plan, the Independent Directors Committee (as defined below) of the Board of Directors of the Company shall review and evaluate the Rights Agreement in order to consider whether the maintenance of this Rights Agreement continues to be in the interests of the Company, its shareholders and any other relevant constituencies of the Company, at least every three years, or sooner than that any Person shall have made a proposal to the Company, or taken any such other action, that, if effective, could cause such Person to become an Acquiring Person under the Rights Agreement, if a majority of the members of the Independent Directors Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the Independent Directors Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether the Rights Agreement should be modified or the Rights should be redeemed. The Independent Directors Committee shall be comprised of the Directors of the Company who shall have been determined to be independent by the determination by the Corporate Governance Committee of the Board, in accordance with criteria adopted by it.

         Pursuant to the First Amendment, the definition of "Acquiring Person" has also been amended to exclude those Persons who have become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests or enters into an irrevocable commitment to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock.

         The First Amendment is attached hereto as Exhibit (1) and is incorporated herein by reference, and the Company's press release in connection with the adoption of the First Amendment is attached hereto as Exhibit (2) and is incorporated herein by reference. The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment.

ITEM 2. EXHIBITS.

Exhibit No.       Description.
-----------       ------------

   (1)            First Amendment dated as of September 2, 1998  (the "First
                    Amendment) between Mallinckrodt Inc. and The First National Bank of Chicago as Rights Agent.

   (2)            Press Release of Mallinckrodt Inc. dated September 2, 1998.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         MALLINCKRODT INC.



                                          By: /s/ Roger A. Keller
                                             ----------------------------
                                             Name:  Roger A. Keller
                                             Title:  Vice-President, Secretary
                                                     & General Counsel




Date:  September 2, 1998

                               EXHIBIT INDEX




Exhibit No.        Description
-----------        -----------

 (1)               First Amendment, dated as of August 11, 1998  (the "First
                     Amendment) between Mallinckrodt Inc. and The First National Bank of Chicago as Rights Agent.

 (2)               Press Release of Mallinckrodt Inc. dated September 2, 1998.